Exhibit 107

Calculation of Filing Fee Table

FORM F-4

(Form Type)

OPENPAYD GLOBAL HOLDINGS LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	PubCo Ordinary Shares(1)	457	(f)(1)	33,465,000	$10.41	(2)	$348,370,650	0.00013810	$48,110
	Equity	PubCo Ordinary Shares(1)	457	(f)(3)	80,035,000	$0.26	(4)	$20,809,100	0.00013810	$2,874
	Equity	PubCo Warrants(5)	457	(f)	13,800,000	0.55	(6)	7,590,000	0.00013810	1,048
Carry Forward Securities	-	-	-		-	-		-	-	-
	Total Offering Amounts					-		$376,769,750	-	$52,032

(1)	The number of ordinary shares with a par value of $0.0001 per share (the “PubCo Ordinary Shares”) of OpenPayd Global Holdings Limited (“PubCo”) being registered is based upon an estimate of the number of PubCo Ordinary Shares to be issued in connection with the Business Combination Agreement (the “Business Combination Agreement”), by and among PubCo, Titan Acquisition Corp (“Titan”), Titan Acquisition Sponsor Holdco LLC (the “Sponsor”), solely in its capacity as the Purchaser Representative, OpenPayd Holdings Limited (“Company”), Ozan Özerk, solely in his capacity as the Company Shareholders Representative, and the shareholders of the Company party thereto (collectively, the “Parties”) whereby: (i) each of the 27,600,000 outstanding shares of Titan’s Class A Common Stock, par value $0.0001 per share (the “Titan Common Stock”) will be exchanged for the right to receive one PubCo Ordinary Share and (ii) each of the 5,865,000 outstanding shares of Titan’s Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”) will exchanged for one PubCo Ordinary Share.
(2)	Estimated pursuant to Rule 457(f)(1) under the Securities Act and solely for the purpose of calculating the registration fee, based on the average of the high and low prices of Titan Class A Common Stock on the Nasdaq Global Market on June 9, 2026 ($10.41 per PubCo Ordinary Share) (within five business days prior to the date of the filing of this Registration Statement on Form F-4).
(3)	Represents 80,035,000 PubCo Ordinary Shares to be issued in connection with the Business Combination Agreement to shareholders of the Company in exchange for their ordinary shares therein.
(4)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. There is no market for the ordinary shares of the Company that will be surrendered in connection with the Business Combination. Accordingly, the proposed maximum aggregate offering price is calculated to be equal to the aggregate book value of the ordinary shares of the Company pursuant to Rule 457(f)(2) of the Securities Act
(5)	All of the outstanding warrants of Titan included in the units sold in Titan’s initial public offering (the “Public Titan Warrants”) entitling the holder thereof to purchase one share of the Titan Class A Common Stock at an exercise price of $11.50 per share, will be converted into the right to receive PubCo Ordinary Shares on substantially the same terms as the Titan Warrants (the “PubCo Warrants”).
(6)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Titan Warrants on the Nasdaq Global market on June 9, 2026 ($0.55 per warrant). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.